Wednesday May 10, 11:57 am Eastern Time
Company Press Release
eTravelserve.com Announces Retirement of 40 million shares
BOCA RATON, Fla.--(BUSINESS WIRE)--May 10, 2000--eTravelserve.com, Inc. www.etravelserve.com (OTCBB:TSER - news), announced today that agreements have been reached with Paul Johnson, CEO/President of eTravelserve.com and Allied Capital Corp. to transfer 40 million shares of their eTravelserve.com holdings to the company for retirement to the treasury.

The transfer and retirement will become effective June 1st, 2000.

"We believe that the retirement of almost 40% of the outstanding shares will be beneficial to all shareholders and will help to position the company to climb the last step towards bringing etravelserve.com to the NASDAQ small cap or NMS markets. We have been happy with the company's development and feel that this decision will benefit everybody over the long term," said Desai Robinson, President of Allied Capital Corp.

An agreement was also reached today between Allied Capital Corp. and Paul Johnson CEO/President of eTravelserve.com. In the agreement Paul Johnson has personally purchased 10,606,931 shares of eTravelserve.com stock from Allied Capital Corp. for $4,242,772.40.

eTravelserve.com has also reached an agreement with Allied Capital Corp. concerning a lock-up provision for the approximately 6,000,000 million shares that Allied Capital Corp. will retain after the cancellation of shares to the treasury and the purchase of shares by Paul Johnson. The lock provision dictates that Allied Capital can only sell a maximum of 5,000 shares per day over the next 5 years.

"The decision to buy more than 10,000,000 shares from Allied Capital Corp. was an easy decision to make considering the company is just beginning to execute the business plan. I felt that purchasing Allied's restricted shares at a discount to where the stock trades today was an opportunity that could not be passed up. Allied Capital Corp. had a holding of approximately 41,600,000 shares of eTravelserve.com stock. Allied has agreed to transfer 25 million shares to the company for retirement and sell approximately 10,600,000 shares to myself. The remaining 6,000,000 shares that Allied Capital Corp. holds has been placed into a very well spread out lock up agreement. An additional 15,000,000 shares will be transferred to the company from me for retirement to the treasury. The retirement of this large percentage of the outstanding float will benefit the shareholders and should produce more investor interest in the company," said Paul Johnson President/CEO of eTravelserve.com.

FOR SHAREHOLDER INFORMATION CALL STOCKBROKER RELATIONS AT
1-800-546-7950

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially. There is no assurance the above-described events will be completed. There can be no assurance of the ability of the company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the Company's filings with the S.E.C.